AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2008
                          REGISTRATION NO. 333-_______
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  METALINK LTD.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER
               AND TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)

                                   ----------

                  ISRAEL                                         N/A
       (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                                  METALINK LTD.
                    YAKUM BUSINESS PARK, YAKUM 60972, ISRAEL
                             TEL. (972)(9) 960-5555

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                                  METALINK INC.
                             ATTN.: MR. MOSHE PENSO
                          PEACHTREE POINTE OFFICE PARK
                         3260 POINTE PARKWAY, SUITE 400
                               NORCROSS, GA 30092
                               TEL. (678) 325-5430
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   ----------

                                 WITH COPIES TO:
            ODED ERAN, ADV.                           GERALD L. BAXTER, ESQ.
            IDO ZEMACH, ADV.                           GREENBERG TRAURIG LLP
GOLDFARB, LEVY, ERAN, MEIRI, TZAFRIR & CO.                  SUITE 400
           2 WEIZMANN STREET                         3290 NORTHSIDE PARKWAY
        TEL AVIV 64239, ISRAEL                          ATLANTA, GA 30327
          TEL: 972-3-6089853                            TEL: 678-553-2430
          FAX: 972-3-608-9810                           FAX: 678-553-2431

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     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a registration statement pursuant to General Instruction I.C. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                                         PROPOSED MAXIMUM
                                                        AGGREGATE OFFERING   PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF          AMOUNT TO BE        PRICE PER         AGGREGATE OFFERING     AMOUNT OF
    SECURITIES TO BE REGISTERED       REGISTERED (1)      UNIT(1)(2)(3)      PRICE (1)(2)(3)     REGISTRATION FEE
    ---------------------------       --------------      -------------      ---------------     ----------------
Ordinary Shares                                                (8)                 (8)
Debt Securities (4)                                            (8)                 (8)
Purchase Contracts (4)(5)                                      (8)                 (8)
Units (4)(6)                                                   (8)                 (8)
Warrants (4)(7)                                                (8)                 (8)
Capital Notes (4)                                              (8)                 (8)
                                                                              U.S.$25,000,000       U.S.$982.50

(1)  In U.S. dollars or their equivalent in foreign denominated currencies.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflecting the offering price rather than the principal amount of any securities issued at a discount.

(3) In no event will the aggregate initial public offering price of the securities issued under this Registration Statement exceed U.S.$25,000,000 or if any securities are issued (i) at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of U.S.$25,000,000 to the Registrant or (ii) with a principal amount denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of U.S.$25,000,000.

(4) Also includes such currently indeterminate number of ordinary shares of Metalink Ltd. as may be issued upon conversion of or exchange for any securities that provide for conversion or exchange into such ordinary shares.

(5) There are being registered hereby such indeterminate number of Purchase Contracts as may be issued at indeterminate prices. Such Purchase Contracts may be issued together with any of the other securities being registered hereby. Purchase Contracts may require the holder thereof to purchase or sell any of the other securities registered hereby or to purchase or sell
     (i) securities of an entity unaffiliated with Metalink Ltd., a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.

(6) There are being registered hereby such indeterminate number of Units as may be issued at indeterminate prices. Units may consist of any combination of the securities being registered hereby.

(7) There are being registered hereby such indeterminate number of Warrants as may be issued at indeterminate prices. Such Warrants may be issued together with any of the securities registered hereby. Warrants may be exercised to purchase any of the other securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with Metalink Ltd., a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.

(8) The proposed maximum aggregate offering price per unit and the proposed maximum aggregate offering price class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each unit or class of security pursuant to General Instruction II.C. of Form F-3 under the Securities Act.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    Subject to Completion, Dated July 3, 2008

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                  METALINK LTD.

                                 U.S.$25,000,000

                                 ORDINARY SHARES
                                 DEBT SECURITIES
                               PURCHASE CONTRACTS
                                      UNITS
                                    WARRANTS
                                  CAPITAL NOTES

     We may offer and sell, from time to time, ordinary shares, debt securities, purchase contracts, units, warrants and capital notes, and/or selling shareholders may from time to time offer and sell our ordinary shares, in one or more offerings, for an aggregate initial offering price of $25,000,000. We will not receive any proceeds from the sale of our ordinary shares by selling shareholders.

     We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. WE WILL NOT USE THIS PROSPECTUS TO OFFER OR SELL ANY SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     We may sell these securities to or through underwriters and also to other purchasers or through agents. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

     We may sell any combination of these securities in one or more offerings up to a total dollar amount of U.S.$25,000,000.

     Our ordinary shares are quoted on the Nasdaq Global Market under the symbol "MTLK." If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

     The aggregate market value of our outstanding ordinary shares held by non-affiliates is $11,012,367, based on 23,490,732 ordinary shares outstanding, of which 12,805,078 are held by non-affiliates, and a per share price of $0.86 based on the closing sale price of our ordinary shares on July 2, 2008. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

     INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 3, 2008.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS                                                        2

FORWARD LOOKING STATEMENTS                                                   3

RISK FACTORS                                                                 3

RATIO OF EARNINGS TO FIXED CHARGES                                          21

PRICE RANGE OF ORDINARY SHARES                                              21

CAPITALIZATION AND INDEBTEDNESS                                             23

DIVIDEND POLICY                                                             23

USE OF PROCEEDS                                                             23

DESCRIPTION OF ORDINARY SHARES                                              23

DESCRIPTION OF DEBT SECURITIES                                              25

DESCRIPTION OF PURCHASE CONTRACTS                                           27

DESCRIPTION OF UNITS                                                        27

DESCRIPTION OF WARRANTS                                                     28

DESCRIPTION OF CAPITAL NOTES                                                28

TAXATION                                                                    29

SELLING SHAREHOLDERS                                                        29

PLAN OF DISTRIBUTION                                                        29

EXPERTS                                                                     31

LEGAL MATTERS                                                               32

WHERE YOU CAN FIND MORE INFORMATION                                         32

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                           32

ENFORCEMENT OF CIVIL LIABILITIES                                            33

EXPENSES                                                                    34

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement that Metalink Ltd. filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S.$25,000,000. In addition, under this shelf process, selling shareholders may sell to the public our ordinary shares, in one or more offerings, up to a total dollar amount of U.S.$25,000,000

     This prospectus provides you with a general description of the securities which we or selling shareholders may offer. Each time we or selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. We or selling shareholders may sell the securities offered pursuant to this prospectus to or through underwriters, dealers, or agents or directly to purchasers, as more fully described under the heading "Plan of Distribution" below. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" before purchasing any of our securities.

     You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

     We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

     Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to "METALINK ," "THE COMPANY," "WE," "US" and "OUR" refer to Metalink Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to "$" or "DOLLARS" are to U.S. dollars and all references to "NIS" are to New Israeli Shekels.

                                  METALINK LTD.

     We were incorporated in September 1992 as a corporation under the laws of the State of Israel.

     We sell digital subscriber line, or DSL, chipsets used by manufacturers of telecommunications equipment. Our chipsets enable the digital transmission of voice, video and data over copper wire communications lines at speeds that are up to 2,000 times faster than transmission rates provided by conventional analog modems. Our chipsets typically include two individual integrated circuits, or chips, and include an analog front-end (AFE) for line interfacing with analog signals and a digital signal processor (DSP) / framer for signal and data processing of the messages being transmitted. In early 2008, we issued an "end-of-life" notice to our customers, according to which we are discontinuing the production of several of our DSL components.

     As we continue our transition away from the DSL chipset market, most of our resources, including research and development expenses, are allocated to the development and promotion of our high-throughput wireless local area network, or HT-WLAN chipsets. These products enable transport of digital broadband media including video, voice and data at significantly higher rates than conventional wireless local area networking (WLAN) solutions. The WLAN products support the IEEE 802.11n standard, draft 2.0 of which was approved in March 2007.

     Our principal executive offices are located at Yakum Business Park, Yakum 60972, Israel. Our telephone number is 972-9-960-5555. Our agent for service in the United States is our subsidiary, Metalink Inc., which is located at 3260 Pointe Parkway, Suite 400, Norcross, Georgia 30092 (telephone number 678-325-5430).

     Our address on the Internet is www.mtlk.com. THE INFORMATION ON OUR WEBSITE IS NOT INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                           FORWARD LOOKING STATEMENTS

     We make statements in this prospectus that are considered forward-looking statements under U.S. federal securities laws. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. We urge you to consider that statements which use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate," and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.

     All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include, among others, changes in general economic and business conditions; any unforeseen developmental or technological difficulties with regard to our products; timely availability and customer acceptance of our new and existing products; changes in the competitive landscape, including new competitors or the impact of competitive pricing and products; changes in currency exchange rates and interest rates, and various other factors, as well as those discussed in this prospectus under "Risk Factors", our annual reports on Form 20-F, our reports on Form 6-K and other reports filed with or furnished to the SEC.

     You should not place undue reliance on such forward-looking statements, which speak only as of their dates. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE RISKS INVOLVED. IN ADDITION, WE MAY INCLUDE ADDITIONAL RISK FACTORS IN A PROSPECTUS SUPPLEMENT TO THE EXTENT THERE ARE ADDITIONAL RISKS RELATED TO THE SECURITIES OFFERED BY THAT PROSPECTUS SUPPLEMENT. ACCORDINGLY, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, OTHER INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE AND ANY ADDITIONAL RISK FACTORS INCLUDED IN THE RELEVANT PROSPECTUS SUPPLEMENT:

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE HAVE A HISTORY OF OPERATING LOSSES.

     We have incurred significant operating losses since our inception, and we may not achieve operating profitability in the foreseeable future. We reported operating losses of approximately $17.5 million for the years ended December 31, 2005 and 2006, each, and $25.6 million for the year ended December 31, 2007. As of December 31, 2007, our accumulated deficit was approximately $117.2 million. We reported revenues of approximately $10.2 million for the year ended December 31, 2007. Our revenues may not grow and are likely to decline in the forseeable future. Moreover, even if we are successful in increasing our revenues, we may be delayed in doing so. If our revenues do not increase to keep pace with our expenses or if our expenses increase at a greater pace than our revenues, we will not be able to achieve profitability on a quarterly or annual basis. Even if we achieve profitability, we cannot assure that future net income will offset our accumulated deficit. This is likely to have an adverse impact on the value of our stock.

WE WILL NEED TO RAISE ADDITIONAL FUNDS IN ORDER FOR US TO IMPLEMENT OUR CURRENT BUSINESS PLAN, INCLUDING OUR LIQUIDITY REQUIREMENTS, WHICH FUNDS MAY NOT BE AVAILABLE TO US.

     In order for us to implement our current business plan, we will need to raise additional funds in the near future to meet our anticipated working capital requirements, capital expenditures and other operating requirements, including:

     o    maintaining and/or expanding our research and development programs;

     o    recruiting management, technical, marketing and financial personnel;

     o    adapting to changing technologies and technical requirements;

     o    implementing further marketing and sales activities; and

     o    acquiring complementary businesses.

     Recently we have initiated efforts to raise additional capital. To that end, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our shareholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. However, we cannot assure you that we will be able to obtain additional funds on a timely basis, on acceptable terms or at all.

     If we cannot raise sufficient funds or if adequate funds are not available on acceptable terms, we may be unable to meet our business objectives and we are likely to face liquidity problems during the year 2008 and we will have to modify our current business plan, primarily to significantly reduce operating expenses from their current level. In addition, if we cannot raise sufficient funds or if adequate funds are not available, we may not be able to:

     o    develop new products;

     o    enhance our existing products;

     o    remain current with evolving industry standards;

     o    take advantage of future opportunities; or

     o    respond to competitive pressures or unanticipated requirements.

     Any of these results could have a material adverse effect on our business, financial condition and results of operations.

OUR STRATEGIC DECISION TO SHIFT OUR EFFORTS AWAY FROM DSL CHIPSETS, IN ORDER TO FOCUS ON DEVELOPING HT-WLAN CHIPSETS, WILL REQUIRE US TO UTILIZE A SIGNIFICANT AMOUNT OF RESOURCES, EVEN THOUGH THE RESULTS OF OUR STRATEGY ARE UNCERTAIN.

     In early 2008, we issued an "end-of-life" notice to our customers, according to which we are discontinuing the production of several of our digital subscriber line, or DSL, components. Therefore, we do not expect any significant revenues from our DSL chipsets beyond year 2008.

     As we continue our transition away from the DSL chipset market, most of our resources, including research and development expenses, are allocated to the development and promotion of our high-throughput wireless local area network, or HT-WLAN chipsets. As a result, we do not allocate any research and development resources for DSL chipsets and have significantly reduced the scope of these operations. As such, our future growth and profitability will be dependent on revenues from our HT-WLAN chipsets, as opposed to revenues from our DSL chipsets, which have historically accounted for a substantial portion of our revenues.

     We cannot be certain that the results of our HT-WLAN research and development efforts will yield any revenues in the future. Our success with the wireless product line may also be challenged by, among other things, new technological barriers associated with wireless technologies, and sales and marketing challenges associated with penetrating a new market, particularly, since we have no previous track record in providing such services or products. We expect that in the foreseeable future our revenues will be reduced as sales of our DSL chipsets decline and significant revenues from HT-WLAN are not yet realized.

OUR REVENUE GROWTH DEPENDS ON THE SUCCESS OF OUR HIGH-THROUGHPUT WLAN PRODUCTS.

     Our revenue growth, if any, will be dependent upon revenues generated by high-throughput WLAN products. Because this is a new product and market for us, we do not know and are unable to predict whether the development phase will succeed or that we will succeed in selling HT-WLAN products in the future.

IF THE MARKET FOR HT-WLAN SOLUTIONS DOES NOT DEVELOP, WE WILL NOT BE ABLE TO SELL ENOUGH OF OUR CHIPSETS TO ACHIEVE, SUSTAIN OR INCREASE PROFITABILITY.

     Sales of our WLANPLUS products are dependent, among other things, on the development of the HT-WLAN market, and specifically networking and consumer electronics manufactures of products incorporating HT-WLAN (based on the 802.11n standard draft) such as residential gateways, access points, television sets, digital video recorders, digital video disks, advanced set top boxes, and media adaptors. If the market for digital and online entertainment, including on-demand gaming, music and video services based on HT-WLAN chipsets does not develop to incorporate our products, our financial condition, results of operations, and prospects would be adversely affected.

SUBSTANTIAL SALES OF OUR HT-WLAN CHIPSETS WILL NOT OCCUR UNLESS END-CUSTOMERS INCLUDING CONSUMER ELECTRONICS VENDORS INCORPORATE OUR CHIPSETS IN THEIR PRODUCTS.

     The success of our products is dependent upon the decision by end-customers, including consumer electronics vendors, to incorporate our chipsets in their products. Factors that may impact such sale include:

     o challenges of interoperability among HT-WLAN based products, which may affect sales of the products in which our chipsets are contained;

     o government regulations, and a longer than anticipated 802.11n standard approval process;

     o a prolonged acceptance process for our HT-WLAN chipsets, including laboratory testing, technical trials, marketing trials, initial commercial deployment and full commercial deployment. During this process we are subject to numerous tests and trials, at any stage of which we may be stopped from continuing to the final stage of commercial deployment. Moreover, the abovementioned process may take longer and consume more of our resources than expected for reasons we can not anticipate;

     o the development of a viable business model for networking and consumer electronics products based on our chipsets; and

     o cost constraints, such as space and power requirements, which may affect purchases of our chipsets.

A SLOWDOWN IN THE TELECOMMUNICATIONS INDUSTRY WOULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     Telecommunications service providers and their customers are the principal end-users of substantially all of our wireline products, and are potential end-customers for part of our WLAN products. From time to time, the telecommunications industry in much of the world, including in our principal markets, has experienced significant downturns, resulting in decreases and delays in the procurement and deployment of new telecommunications equipment. It is likely that any prolonged and substantial curtailment of growth in the telecommunications industry will have an adverse effect, which may be material, upon us. Any such curtailment may result from circumstances unrelated to us or our product offerings and over which we have no control. In addition, a market perception that these conditions could have an impact on our company may harm the trading prices of our shares, whether or not our business and results of operations are actually affected.

CONDITIONS AND CHANGES IN THE NATIONAL AND GLOBAL ECONOMIC AND POLITICAL ENVIRONMENTS MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL RESULTS.

     Adverse economic conditions in markets in which we operate, which led to recession fears, can harm our business. If economic growth in the United States and other countries' economies is slowed, many customers may delay or reduce technology purchases.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE. THIS MAY CAUSE OUR SHARE PRICE TO DECLINE.

     Our quarterly operating results and revenues have varied significantly in the past and are likely to vary significantly in the future. These variations result from a number of factors, many of which are substantially outside of our control, including:

     o Our revenues depend upon the size, timing and shipment of orders for our chipsets, especially large orders from certain customers. We do not receive orders in the same amounts each quarter;

     o Our customers may not accurately forecast their needs or efficiently manage their inventory positions;

     o Our limited order backlog makes revenues in any quarter substantially dependent on orders received and delivered in that quarter;

     o    Customers may cancel or postpone orders in our backlog;

     o The timing and level of market acceptance for existing chipsets, chipsets under development and new applications, or chipsets introduced by us or by our competitors, is uncertain;

     o The need to enter new markets and expand our current markets may delay revenues and cause additional expenses;

     o The effectiveness of our customers in marketing and selling their equipment;

     o Our profitability can be affected by the payment of royalties and commissions to subcontractors such as intellectual property vendors or sales representatives;

     o    Changes in pricing by us or by our competitors;

     o Unfavorable changes in the prices of the components we purchase or license;

     o The fact that only a small portion of our expenses vary with our revenues, if revenue levels for a quarter fall below our expectations, our earnings will decrease;

     o A delay in the receipt of revenue arising from postponement of orders by customers or, shipping delays of existing orders, even from one customer, may have a significant negative impact on our results of operations for a given period. We have experienced such delays in the past, and our results of operations for those periods were, as a result, negatively affected;

     o The mix of chipsets sold and the mix of sales channels through which they are sold;

     o Changes in resource allocation by our customers due to their operating budget cycles;

     o Deferrals of customer orders in anticipation of new applications or new chipsets introduced by us or by our competitors;

     o    Delays in delivery by the subcontractors who manufacture our chips;

     o    New definition of products needed for the markets we address;

     o    Inventory write-offs and impairment of assets; and

     o    General economic and market sector conditions.

     Because of historical variations in our quarterly operating results, a period-to-period comparison of our results of operations may not be reliable as an indicator of future performance.

     Accordingly, our operating results may be below public expectations in future fiscal periods. Our failure to meet these expectations may cause our share price to decline.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS WOULD RESULT IN A SIGNIFICANT LOSS OF REVENUES.

     Historically, relatively few customers have accounted for a large percentage of our net revenues. Our business will be negatively impacted if revenue projections from these customers fall short, or if we experience a loss of any significant customer, particularly, ADC Teleccommunication, Inc., ECI Telecom Ltd., Marconi Communication Italy, or Tellabs Oy, or suffer a substantial reduction in orders from these customers. In 2007, four customers, ECI Telecom Ltd., Marconi Communication Italy, ADC Teleccommunication, Inc. and Tellabs Oy, each accounted for more than 10% of our revenues, and collectively accounted, directly and through their respective manufacturing subcontractors, for an aggregate of 69% of our revenues. We cannot be certain that these customers will maintain these levels of purchases or that they will elect to continue working with us. We do not have contracts with any of our customers that obligate them to continue to purchase our chipsets, and these customers could cease purchasing our chipsets at any time. We expect that sales of our chipsets to certain key customers will continue to account for a significant portion of our net revenues for the foreseeable future.

IF THE MARKET FOR WI-FI SOLUTIONS DOES NOT CONTINUE TO DEVELOP, WE WILL NOT BE ABLE TO SELL ENOUGH OF OUR CHIPSETS TO ACHIEVE, SUSTAIN OR INCREASE PROFITABILITY.

     HT-WLAN solutions compete with a variety of different broadband access technologies in home networking, including BPL- Broadband over Power Lines, HomePNA - Home Phoneline Networking Alliance - broadband over existing home telephone or coax wiring, MoCA - Multimedia over Coax Alliance, UWB - Ultra-Wideb. If any technology that competes with HT-WLAN (based on the 802.11n standard draft) technology is more reliable, faster or less expensive, and reaches more customers, or has other advantages over HT-WLAN technology, the demand for our chipsets will be limited, and we may not sell enough of our chipsets to achieve, sustain or increase profitability. Furtehrmorwe, if the market for 802.11n standard draft products will not evolve, our business result will be severly harmed.

OUR INVESTMENTS IN AUCTION RATE SECURITIES ARE SUBJECT TO RISKS.

     On December 31, 2007, we had long-term investments of $2.2 million, all of which were held in auction rate securities, or ARS. ARS are securities that are structured with short-term interest rate reset dates of generally less than ninety days but with longer contractual maturities that range, for our holdings, from 20 to 38 years. These securities are subject to fluctuations in fair value depending on the supply and demand at each auction. While these debt securities are all highly-rated investments, continued failure to sell at their reset dates influenced the liquidity of our investment which in turn negatively influenced the liquidity requirements of the Company. In addition, continued failure to sell at their reset dates could also negatively impact the carrying value of the investment in such ARS, which could lead to impairment charges in future periods should a decline in the value of those securities be other than temporary, which could have a material adverse effect on our financial position and results of operations.

SUBSTANTIAL SALES OF OUR CHIPSETS WILL NOT OCCUR UNLESS END-CUSTOMER TELECOMMUNICATIONS SERVICE PROVIDERS INCREASINGLY DEPLOY DSL SYSTEMS OR WLAN PRODUCTS.

     The success of our DSL products and part of our WLAN products is dependent upon, among others, the decision by end-customer telecommunications service providers to deploy DSL systems and 802.11n standard draft based products that include our chipsets and the timing of the deployment. Factors that may impact such deployment include:

     o the "end-of-life" announcement to some of our DSL products and our investment of most of our research and development resources in the development of HT-WLAN chipsets;

     o a prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment. During this process we are subject to numerous tests and trials, under which we may not continue to the final stage of commercial deployment. Furthermore, this process may take longer to conclude than expected, for reasons we can not anticipate;

     o the development of a viable telecommunications service provider business model for DSL systems and services and 802.11n standard draft based products, including the capability to market, sell, install and maintain DSL systems and services and 802.11n standard draft based products;

     o cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office, which may affect purchases of DSL systems and 802.11n standard draft based products that contain our chipsets;

     o varying and uncertain conditions of the local loop, including the size and length of the copper wire, electrical interference and interference with existing voice and data telecommunications services;

     o challenges of interoperability among DSL equipment manufacturers' products and 802.11n standard draft based products, which may affect sales of the systems in which our chipsets are contained; and

     o government regulations, including regulations of telecommunications service providers' rates and ability to recapture capital expenditures on DSL systems and 802.11n standard draft based products by governments in the United States and around the world.

If telecommunications service providers do not expand their deployment of DSL systems or 802.11n standard draft based products, or if additional telecommunications service providers do not offer DSL services or 802.11n standard draft based products, our results of operations and prospects will be harmed.

CHANGES IN CURRENT TELECOMMUNICATIONS LAWS OR REGULATIONS OR THE IMPOSITION OF NEW LAWS OR REGULATIONS COULD IMPEDE THE SALE OF OUR PLANNED WIRELESS PRODUCTS OR OTHERWISE HARM OUR BUSINESS.

     Wireless networks can only operate in the frequency bands, or spectrum, allowed by regulators and in accordance with rules governing how the spectrum can be used. The Federal Communications Commission, or the FCC, in the United States, as well as regulators in other countries, have broad jurisdiction over the allocation of frequency bands for wireless networks. Our business relies on the FCC and international regulators to provide sufficient spectrum and usage rules. For example, countries such as China, Japan and Korea heavily regulate all aspects of their wireless communications industries, and may restrict spectrum allocation or usage, or may impose requirements that render our products or our customers' products unmarketable in these jurisdictions. If this were to occur, it would make it difficult or impossible for us to sell our products in that region. In addition, some of our chipsets will operate in the 5 gigahertz, or GHz band, which is also used by government and commercial services such as military and commercial aviation. The FCC and European regulators have traditionally protected government uses of the 5GHz bands by setting power limits and indoor and outdoor designation and requiring that wireless local area networking devices not interfere with other users of the band such as government and civilian satellite services. Changes in current laws or regulations, reversal of usage rights, or the imposition of new laws and regulations regarding the allocation and usage of the 5GHz band on us, our customers or the industries in which we operate may materially and adversely impact the sales of our products and our business, financial condition and results of operations.

EVOLVING AND CURRENT INDUSTRY STANDARDS FOR DSL AND WIRELESS TECHNOLOGIES COULD AFFECT THE END-MARKET FOR OUR PRODUCTS.

     Evolving and current industry standards for DSL and wireless technologies may affect the end-market for our DSL products. In particular, this may have an adverse effect on our very high-speed digital subscriber line, or VDSL, and wireless business. For example, with regard to VDSL technology, in 2004, the International Telecommunication Union, or ITU, reached agreement on a new global standard that specifies the application of the two main technologies used for encoding signals for DSL - Discrete MultiTone (DMT) technology and Quadrature Amplitude Modulation (QAM) - to VDSL technology. However, in 2005 the ITU ratified a VDSL2 standard based on the existing ADSL2 and VDSL standards that specify DMT modulation only. Our existing VDSL chipsets are based on QAM. Currently, most of the future deployment of VDSL chipsets require only the VDSL2 standard of DMT. Thus, our VDSL sales suffer from lack of demand, and shall continue to be adversely affected in the future. With regard to wireless products, we design our products to conform to the standards of the IEEE (Institute of Electrical and Electronics Engineers, Inc.) which adopted draft 802.11n specification in 2007. The fact that final IEEE ratified standard has not been approved yet can influence the deployment rate of 802.11n products. We also depend on industry groups such as the WiFi Alliance to certify and maintain certification of our products. If our customers adopt new or competing industry standards with which our products will not be compatible, or such industry groups fail to adopt standards with which our products will be compatible, or if we are unable to complete development of products based on the draft specification on a timely basis, our business will be adversly harmed.

IF THE ORIGINAL EQUIPMENT MANUFACTURERS AND ORIGINAL DESIGN MANUFACTURERS THAT UTILIZE OUR CHIPSETS ARE NOT SUCCESSFUL IN SELLING THEIR SYSTEMS, SALES OF OUR CHIPSETS WILL DECLINE SIGNIFICANTLY.

     We rely upon original equipment manufacturers, or OEMs, and original design manufacturers, or ODMs, to integrate our chipsets into their systems. If their systems are not successful, or they choose not to purchase our chipsets, or they fail to incorporate our chipsets into their systems, we will not be able to sell them our chipsets in substantial quantities. Moreover, they may fail to market or sell their systems successfully. Their systems may be unsuccessful for a large number of reasons, substantially all of which are beyond our control.

SINCE WE HAVE LIMITED VISIBILITY AS TO THE VOLUME OF SALES OF OUR PRODUCTS BY OUR CUSTOMERS AND INVENTORY LEVELS OF OUR PRODUCTS HELD BY OUR CUSTOMERS, OUR ABILITY TO FORECAST ACCURATELY FUTURE DEMAND FOR AND SALES OF OUR PRODUCTS IS LIMITED.

     We sell our chipsets to OEMs who integrate our chipsets into their products or to ODMs who include our chipsets in the products they supply to OEMs. We have limited visibility as to the volume of our products that our OEM and ODM customers are selling to their customers or carrying in their inventory. If our customers have excess inventory or experience a slowing of products sold through to their end customers, it would likely result in a slowdown in orders from our customers and adversely impact our future sales and inventory.

OUR CHIPSETS MAY NOT ADEQUATELY SERVE THE NEEDS OF END USERS.

     Our chipsets are sold primarily through OEMs or ODMs. Thus, the feedback that we receive with respect to the field performance of our chipsets from telecommunication service providers and their users may be limited. This may impair our ability to design chipsets that are responsive to the needs of the end users of our chipsets. This may harm the market acceptance of our chipsets.

IF WE DO NOT ACHIEVE "DESIGN WINS" WITH OEMS OR WITH ODMS DURING THE DESIGN STAGE OF A NEW PRODUCT, WE MAY BE UNABLE TO SECURE PRODUCTION ORDERS FROM THESE CUSTOMERS IN THE FUTURE.

     We sell our products directly to OEMs, who include our chipsets in their products, and to ODMs, who include the chipsets in the products they supply to OEMs. Our products are generally incorporated into our customers' products at the design stage. As a result, we rely on OEMs\ODMs to incorporate our products into the products they sell. Once a DSL or a wireless equipment manufacturer has designed its system to include a particular supplier's chip set, the equipment manufacturer may be reluctant to change its source of chipsets. Furthermore, even if an OEM\ODM designs one of our products into its product offering, we cannot be assured that its product will be commercially successful, that we will receive any revenue from that manufacturer or that a successor design will include one of our products. Accordingly, the failure to secure a customer contract or commitment to collaborate at the development stage or to develop and test our chipsets within their system could create barriers to future sales opportunities. The absence of such equipment manufacturer and/or design manufacturer relationships would negatively affect our ability to achieve long-term success.

WE MUST DEVELOP NEW CHIPSETS AND NEW APPLICATIONS FOR OUR EXISTING CHIPSETS TO REMAIN COMPETITIVE. IF WE FAIL TO DO SO ON A TIMELY BASIS, WE MAY LOSE OR NOT GAIN MARKET SHARE.

     The markets for DSL and wireless solutions such as ours are characterized by:

     o    rapid technological changes;

     o    frequent new product introductions;

     o    changes in customer requirements; and

     o    evolving industry standards.

Accordingly, our future success will depend, to a substantial extent, on our ability to:

     o    invest significantly in research and development;

     o develop, introduce and support new chipsets and new applications for existing chipsets on a timely basis;

     o    gain market acceptance of our chipsets;

     o    implement successful cost reduction activities;

     o    anticipate customer requirements; and

     o    comply with industry standards.

     As we announced "end of life" to some of our DSL products and invest most of our research and development resources in the development of HT-WLAN chipsets, we expect to lose our market share in DSL to our competitors and our revenues from DSL products will therefore continue to decline.

BECAUSE COMPETITION IN THE MARKET FOR OUR SOLUTIONS IS INTENSE, WE MAY LOSE MARKET SHARE, AND WE MAY BE UNABLE TO ACHIEVE OR MAINTAIN PROFITABILITY.

     Our market is highly competitive, and we expect competition to intensify in the future. We may not be able to compete effectively in our market, and we may lose market share to our competitors. Our principal competitors in the DSL market include Conexant Systems, Inc., Ikanos Communications Inc., Infineon Technologies AG, and Mindspeed Technologies, Inc. Our competitors in the wireless LAN market include Atheros Communications, Inc., Broadcom Corporation, Conexant Systems, Inc., Intel Corporation, Marvell Technology Group Ltd., Qualcomm Inc. (formerly Airgo Networks, Inc.), Ralink Technology Corp. and Texas Instruments Incorporated. We expect to continue to face competition from these and other competitors. Larger companies with substantial resources, brand recognition and sales channels may form alliances or merge with, or acquire competing chip set providers and emerge as significant competitors. In addition, competitors may bundle their products or incorporate a DSL or a wireless chip set component into existing products in a manner that renders our chipsets obsolete.

UNLIKE OUR COMPETITORS, WE HAVE NOT DESIGNED OUR OWN NETWORK PROCCESSOR, WHICH MIGHT CAUSE US A LOSS OF POTENTIAL CUSTOMERS, AND THEREFORE CAN HARM OUR BUSINESS.

     In order to provide a complete chipset solution to potential customers in the routers retail market, we must provide also a Network Processor in addition to our WLAN chipset. Currently, we do not have our own Network Processor and we rely on third parties to provide the Network Processor. Some of our customers in the routers retail market may view this as a disadvantage compared to our competitors who are able to offer customers a complete chipset solution.

COMPETITION MAY RESULT IN LOWER PRICES AND A CORRESPONDING REDUCTION IN OUR ABILITY TO RECOVER OUR COSTS. THIS MAY IMPAIR OUR ABILITY TO ACHIEVE OR MAINTAIN PROFITABILITY.

     We expect that price competition among wireless chip set suppliers will reduce our gross margins in the future. We anticipate that average selling prices of our chipsets will continue to decline as product technologies mature. Since we do not manufacture our own chipsets, we may be unable to reduce our manufacturing costs in response to declining average per unit selling prices. Many of our competitors are larger and have greater resources than we do. Consequently, these competitors may be able to achieve greater economies of scale and may be less vulnerable to price competition. Declines in average selling prices will generally lead to declines in gross margins for chipsets. If we are unable to recover costs, we will be unable to achieve profitability.

IN ORDER TO ATTAIN AND MAINTAIN PROFITABILITY, WE MUST MANAGE OUR RESOURCES EFFECTIVELY IN A VOLATILE MARKET.

     We had 162 employees at December 31, 2006 and 230 employees at December 31, 2007. Although we have recently implemented a cost reduction plan, the growth of our business and the transition from our DSL products to WLAN products has placed, and may continue to place, a strain on our managerial, operational and financial resources. To manage resources effectively, we must, among others:

     o improve and expand our management information systems (MIS) from time to time;

     o hire, train, manage and retain qualified employees for current business and especially when the business is growing, and, when industry conditions decline, reduce the workforce; and

     o effectively manage relationships with our customers, subcontractors, suppliers and other third parties.

If we are unable to manage our resources effectively, our revenues may not increase, our costs of operations may increase and our business may be harmed.

BECAUSE WE OPERATE IN INTERNATIONAL MARKETS, WE ARE SUBJECT TO ADDITIONAL RISKS.

     We currently offer our chipsets in a number of countries, through independent sales representatives and distributors, and we intend to enter additional geographic markets. Our business is subject to risks which often characterize international markets, including:

     o    multiple, conflicting and changing laws and regulations;

     o trade restrictions including higher tariffs that favor local businesses in some countries;

     o difficulties of managing sales representatives, especially because we expect to increase our sales through our sales representatives;

     o    inadequate local infrastructure and transportation delays;

     o financial risks, such as longer payment cycles, greater difficulty collecting accounts receivable and exposure to foreign currency exchange rate fluctuations;

     o    potentially weak protection of intellectual property rights;

     o    economic and political instability;

     o    import or export licensing requirements;

     o    difficulties in collecting accounts receivable;

     o    unexpected changes in regulatory requirements and tariffs;

     o seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe;

     o    the impact of regional epidemics, such as SARS;

     o    fluctuations in exchange rates;

     o    potentially adverse tax consequences; and

     o    language and cultural differences.

Any of these factors could significantly harm our future international sales and operations, and consequently, our revenue and results of operations and business and financial condition. These risks may impair our ability to generate revenues from our increased global sales efforts.

BECAUSE OF OUR LONG PRODUCT DEVELOPMENT PROCESS AND SALES CYCLE, WE MAY INCUR SUBSTANTIAL EXPENSES BEFORE WE EARN ASSOCIATED REVENUES.

     We incur substantial product development and marketing expenditures prior to generating associated revenues. We do not receive substantial orders for our chipsets during the period that potential customers test and evaluate our chipsets. This period typically lasts from six to twelve months or longer, and volume production of products that incorporate our chipsets typically does not begin until this test and evaluation period has been completed. As a result, a significant period of time may elapse between our product development and sales efforts and any realization by us of revenues from volume ordering of our chipsets by our customers, or we may never realize revenues from our efforts.

BECAUSE WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS, OUR CUSTOMERS CAN DISCONTINUE PURCHASES OF OUR CHIPSETS AT ANY TIME, WHICH MAY ADVERSELY AFFECT OUR INVENTORY LEVELS.

     We sell our chipsets based on individual purchase orders. Our customers are not obligated by long-term contracts to purchase our chipsets. Our customers can generally cancel or reschedule orders upon short notice. Furthermore, achieving a design win with a customer does not necessarily mean that this customer will order large volumes of our products. A design win is not a binding commitment by a customer to purchase our chipsets. Rather, it is a decision by a customer to use our chipsets in the design process of that customer's products. A customer can discontinue using our chipsets at any time. In the past we have experienced cancellations or deferrals of purchase orders, and additional cancellations and deferrals may occur from time to time. We have historically placed firm orders for products with our foundries up to approximately 16 weeks prior to the anticipated delivery date and typically prior to receiving an order for the product. Therefore, our order volumes are based on our forecasts of demand from our customers. This process requires us to make multiple demand forecast assumptions, each of which may introduce error into our estimates. If we overestimate customer demand or incorrectly estimate product mix, we may allocate resources to manufacturing products that we may not be able to sell when we expect or at all. As a result, we would have excess inventory, which would harm our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would forgo revenue opportunities, lose market share and damage our customer relationships.

WE CURRENTLY RELY ON A LIMITED NUMBER OF SUBCONTRACTORS TO MANUFACTURE AND ASSEMBLE OUR CHIPS.

     We rely on a single subcontractor for the manufacture of a majority of the chips included in our chipsets and on a limited number of subcontractors for the assembly of finished chips and other related services. Our subcontractors manufacture, assemble and test our chips in Singapore, the Republic of China (Taiwan), Hong Kong, China, and the United States. These subcontractors currently have limited manufacturing capacity, which may be inadequate to meet our demand. If the operations of our subcontractors were halted, even temporarily, or if they were unable to operate at full capacity for an extended period of time, we could experience business interruption, increased costs, loss of goodwill and loss of customers. Delays in the manufacture of chipsets are typical in our industry, and we have experienced these delays in the past. The Asia-Pacific region has experienced significant earthquakes in the past and could be subject to additional seismic activities. Natural disasters, earthquakes, and regional epidemics, could also have a negative impact on our suppliers, and as a result significantly disrupt our operations.

WE ARE DEPENDENT UPON A LIMITED NUMBER OF SUPPLIERS OF KEY COMPONENTS.

     We currently obtain key components from a single supplier or from a limited number of suppliers. We generally do not have long-term supply contracts with our suppliers. These factors subject us to the following risks:

     o delays in delivery or shortages in components could interrupt and delay the manufacturing and delivery of our chipsets and may result in cancellation of orders by our customers;

     o suppliers could increase component prices significantly and with immediate effect;

     o we may not be able to develop alternative sources for chip set components, if and as required, in the future;

     o suppliers could discontinue the manufacture or supply of components used in our chipsets. In such event, we might need to modify our chipsets, which may cause delays in shipments, increased manufacturing costs and increased chipsets prices; and

     o we may hold more inventory than is immediately required to compensate for potential component shortages or discontinuance.

WE MAY EXPERIENCE DELAYS IN THE DELIVERY OF COMPONENTS FROM OUR SUPPLIERS.

     Delays and shortages in the supply of components are typical in our industry. We have experienced delays and shortages on more than one occasion in the past. In addition, failure of worldwide semiconductor manufacturing capacity to rise along with a rise in demand could result in our subcontract manufacturers allocating available capacity to other customers, including customers that are larger or have long-term supply contracts in place. Our inability to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce our revenues or increase our cost of revenue and could harm our business and results of operations.

THE EUROPEAN UNION HAS ISSUED DIRECTIVES RELATING TO THE SALE IN MEMBER COUNTRIES OF ELECTRICAL AND ELECTRONIC EQUIPMENT, INCLUDING PRODUCTS SOLD BY US. IF OUR PRODUCTS FAIL TO COMPLY WITH THESE DIRECTIVES, WE COULD BE SUBJECT TO PENALTIES AND SANCTIONS THAT COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     A directive issued by the European Union on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or "RoHS," came into effect in July 2006. The RoHS directive lists a number of substances including, among others, lead, mercury, cadmium and hexavalent chromium, which must either be removed or reduced to within maximum permitted concentrations in any products containing electrical or electronic components that are sold within the European Union. Our products meet the requirements of the RoHS directive and we are making every effort in order to maintain compliance, without otherwise adversely affecting the quality and functionalities of our products.

     We, like other manufacturers, are dependent on our suppliers for certain components and sub-system modules to comply with these requirements, and we may be required to pay higher prices for components that comply with this directive. In addition, compliance with the RoHS directive may require us to undertake significant expenses with respect to the re-design of our products. We may not be able to pass these higher component costs or re-design costs on to our customers. We cannot be sure that we will be able to comply with these regulations on a cost effective basis or that a sufficient supply of compliant components will be available to us. Our inability or failure to comply with these regulations, including by reason of failure by our suppliers to comply with the directive, may restrict us for a period of time from conducting certain business in the European Union and could have a material adverse effect on our results of operations.

     A further European Union directive on Waste Electrical and Electronic Equipment, or "WEEE," approved by the European Union in 2003, promotes waste recovery with a view to reducing the quantity of waste for disposal and saving natural resources, in particular by reuse, recycling and recovery of waste electrical and electronic equipment. The WEEE directive covers all electrical and electronic equipment used by consumers and electronic equipment intended for professional use. The directive, which partly came into effect in August 2005, requires that all new electrical and electronic equipment put on the market in European Union be appropriately labeled regarding waste disposal and contains other obligations regarding the collection and recycling of waste electrical and electronic equipment. We support the WEEE and conform to the industry standard practices wherever practical. If we fail to maintain compliance, we may be restricted from conducting certain business in the European Union, which could adversely affect our results of operations.

     The countries of the European Union, as a single market for our products, accounted in 2007 for approximately 43% of our revenues. If our products fail to comply with WEEE or RoHS directives or any other directive or similar regulation issued from time to time by the European Union or in other countries in which we operate, we could be subject to penalties and other sanctions that could have a material adverse affect on our results of operations and financial condition.

UNDETECTED HARDWARE AND SOFTWARE ERRORS MAY INCREASE OUR COSTS AND IMPAIR THE MARKET ACCEPTANCE OF OUR CHIPSETS.

     Our chipsets may contain undetected errors. This may result either from errors we have failed to detect or from errors in components supplied by third parties. These errors are likely to be found from time to time in new or enhanced chipsets after commencement of commercial shipments. Because our customers integrate our chipsets into their systems with components from other vendors, when problems occur in a system/product it may be difficult to identify the component which has caused the problem. Regardless of the source of these errors, we will need to divert the attention of our engineering personnel from our product development efforts to address the detection of the errors. We may incur significant warranty and repair costs related to errors, and we may also be subject to liability claims for damages related to these errors. The occurrence of errors, whether caused by our chipsets or the components of another vendor, may result in significant customer relations problems and injury to our reputation and may impair the market acceptance of our chipsets.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, TRAIN AND RETAIN QUALIFIED ENGINEERS, SALES AND TECHNICAL SUPPORT PERSONNEL.

     If our business develops, we will need to hire additional engineers and highly trained technical support personnel in Israel, North America, Europe and in the Asia Pacific region. We currently have a small technical support staff. To support any growth, we will need to increase our technical staff to support new customers and the expanding needs of existing customers as well as our continued research and development operations.

     Hiring highly qualified engineers and technical support personnel is competitive in our industry, due to the limited number of people available with the necessary skills and understanding of our products. Our success depends upon our ability to attract, train and retain highly qualified engineers and technical support personnel.

     The loss of any key employees or the inability to attract or retain qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of, and harm our ability to sell our products and harm the market's perception of us.

     There is currently a shortage of qualified technical personnel with significant experience in the design, development, manufacture, marketing and sales of integrated circuits for use in wireless products. Our key technical personnel and consultants represent a significant asset and serve as the source of our technological and product innovations. We may not be successful in attracting and retaining sufficient numbers of technical personnel to support our business plan.

     Our chipsets require a sophisticated marketing and sales effort targeted at several levels within a prospective customer's organization. As competition for qualified sales personnel continues, we may not be able to hire sufficient sales personnel to support our marketing efforts.

WE ARE DEPENDENT ON OUR KEY PERSONNEL, IN PARTICULAR TZVI SHUKHMAN, OUR CHIEF EXECUTIVE OFFICER, THE LOSS OF WHOM WOULD NEGATIVELY AFFECT OUR BUSINESS.

     We believe our future success will depend in large part on the continued services of our senior management and key personnel. In particular, we are highly dependent on the services of Tzvi Shukhman, our chief executive officer. All of our employees have entered into employment contracts with us except for Mr. Shukhman. We do not carry key person life insurance on our senior management or key personnel and they are not bound by long-term employment contracts. Any loss of the services of Tzvi Shukhman, other members of senior management or other key personnel could negatively affect our business.

OUR PROFITABILITY COULD SUFFER IF THIRD PARTIES INFRINGE UPON OUR PROPRIETARY TECHNOLOGY.

     Our profitability could suffer if third parties infringe upon our intellectual property rights or misappropriate our technologies or trademarks for their own businesses. To protect our intellectual property rights, we rely on a combination of patent, trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners and others. We currently hold two patents in Israel and three patents in the United States. We have also filed additional eleven utility patent applications in the United States, which are pending at various stages. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce our intellectual property rights. Moreover, pursuant to current U.S. and Israeli laws, we may not be able to enforce existing non-competition agreements. Effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer, or intend to offer, our products. Any failure to adequately protect our intellectual property could devalue our proprietary interest and impair our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Third parties may assert against us infringement claims or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. For example, the ownership by an unaffiliated third party of a valid trademark with respect to the name Metalink, or the use of that name by any unaffiliated third party (whether or not a valid trademark exists), could cause confusion and otherwise have a material adverse effect upon our business and financial condition. We have received from time to time in the past written notices and offers from research institutions, intellectual property holding firms and others claiming to have patent rights in certain technology and inviting us to license this technology and related patent rights for use in our products and methods. Such notices have also been sent to our customers. We have responded directly, or indirectly through our customers, to all of these notices. None of these notices has resulted in litigation against us. We cannot assure you that any of these or other third-parties will not pursue litigation or assert their patent and other intellectual property rights against us in the future. We have certain indemnification obligations to customers with respect to infringement of third-party patents and intellectual property rights by our products. We cannot assure you that our potential obligations to indemnify such customers will not harm us, our business or our financial condition and results of operations. The results of any litigation are inherently uncertain. Any successful infringement claim or litigation against us could result in the expenditure of significant financial and managerial resources.

OUR PRODUCTS MAY REQUIRE LICENSING OF THE INTELLECTUAL PROPERTY RIGHTS OF
OTHERS.

     We incorporate certain third party technology into our products, including memory cells, input/output cells, digital and analog cores. Were we unable to use or license these technologies on commercially viable terms, we could sustain damage to our margins. If these third party technologies contain or develop defects, we may be subject to warranty or other claims that could damage our business.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

     We may make investments in complementary companies, products or technologies. If we acquire a company, we may have difficulty integrating that company's personnel, operations, products and technologies. These difficulties may disrupt our ongoing business, distract our management and employees and increase our expenses.

                  RISK FACTORS RELATING TO OUR ORDINARY SHARES

A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES ARE HELD BY TWO INDIVIDUALS, WHO EXERT SIGNIFICANT CONTROL OVER THE COMPANY'S DIRECTION.

     As of July 1, 2008, Messrs. Tzvi Shukhman and Uzi Rozenberg, who are directors of the Company, held an aggregate of 10,685,654 of ordinary shares, representing 45.49% of our outstanding shares. Mr. Shukhman is also our chief executive officer, and Mr. Rozenberg is also the Chairman of our Board of Directors. As a result, if these shareholders vote together, they could control the outcome of various actions that require shareholder approval. For example, these shareholders could elect all of our directors, delay or prevent a transaction in which shareholders might receive a premium over the prevailing market price for their shares and prevent changes in control or management.

     In 2003, we filed a registration statement with the SEC, covering the resale by Messrs. Shukhman and Rozenberg of 10,565,651 of our ordinary shares. Were they to sell all of those shares, they would no longer have the ability to direct the voting of those shares, and new management could be elected.

     In addition, because these shares are held by affiliates of the Company, they are not generally considered to be included in the "public float" of the Company's tradable shares. The market price for all shares could drop significantly if and as these shares are sold, or if the market perceives that such a sale as imminent.

VOLATILITY OF OUR SHARE PRICE COULD ADVERSELY AFFECT OUR SHAREHOLDERS.

     The market price of our ordinary shares is likely to be highly volatile and could be subject to wide fluctuations in response to numerous factors, including the following:

     o actual or anticipated variations in our quarterly operating results or those of our competitors;

     o announcements by us or by our competitors of technological innovations;

     o    introduction and adoption of new industry standards;

     o    introductions of new products by us or by our competitors;

     o announcements by us or by securities analysts of changes in financial estimates;

     o    conditions or trends in our industry;

     o    changes in the market valuations of our competitors;

     o    announcements by us or by our competitors of significant acquisitions;

     o entry into strategic partnerships or joint ventures by us or by our competitors;

     o    additions or departures of key personnel;

     o    change in the status of our intellectual property rights;

     o    sales of ordinary shares;

     o    stock market price and volume fluctuations;

     o    announcements by us or by our competitors of significant events; or

     o    sales of ordinary shares by principal shareholders or management.

     Many of these factors are beyond our control and may materially adversely affect the market price of our ordinary shares, regardless of our performance.

     As a result, investors may not be able to resell their ordinary shares following periods of volatility because of the market's adverse reaction to that volatility. In addition, the stock market in general, and the market for Israeli and technology companies in particular, has been highly volatile. We cannot assure you that our ordinary shares will trade at the same levels of shares of other technology companies or that shares of technology companies in general will sustain their current market prices.

OUR ORDINARY SHARES ARE LISTED FOR TRADING ON MORE THAN ONE MARKET AND THIS MAY RESULT IN PRICE VARIATIONS.

     Our ordinary shares have been listed for trading on the NASDAQ Global Market, or NASDAQ, since December 2, 1999. As of December 3, 2000, our ordinary shares have also been listed for trading on the Tel Aviv Stock Exchange, or TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on NASDAQ and NIS on TASE) and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of our ordinary shares on these two markets often differ, resulting from the factors described above, as well as differences in exchange rates. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market. Volatility of the price of our ordinary shares on either market is likely to be reflected on the price of our ordinary shares on the other market.

IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY, OUR U.S. SHAREHOLDERS MAY SUFFER ADVERSE TAX CONSEQUENCES.

     If, for any taxable year, our passive income, or our assets that produce passive income, exceed specified levels, we may be characterized as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes for that year and possibly also for later years. We were a PFIC during the years 2002 and 2003, but not in the years 2004, 2005, 2006 and 2007. We have not yet determined whether we are likely to be characterized as a PFIC for 2008. If we are characterized as a PFIC, our U.S. shareholders may suffer adverse tax consequences. These consequences may include having gains realized on the sale of our ordinary shares treated as ordinary income, rather than capital gains, and having the highest possible tax rates in prior years, together with significant interest charges, apply to substantial portions of those gains and of certain distributions, if any, that we make, whether or not we have any earnings and profits. U.S. shareholders should consult their own U.S. tax advisers with respect to the U.S. tax consequences of investing in our ordinary shares.

IF WE FAIL TO MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND STOCK PRICE.

     The Sarbanes-Oxley Act of 2002 imposes certain duties on us. Our efforts to comply with the management assessment requirements of Section 404, which apply to us for the first time for our financial statements for 2007, have resulted in increased general and administrative expenses and a devotion of management time and attention to compliance activities, and we expect these efforts to require the continued commitment of significant resources. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. In addition, we may identify material weaknesses or significant deficiencies in our internal control over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation and/or sanctions by regulatory authorities, and could have a material adverse effect on our business and operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

                    RISKS RELATING TO OUR LOCATION IN ISRAEL

CONDITIONS IN ISRAEL AFFECT OUR OPERATIONS AND MAY LIMIT OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS.

     We are incorporated under the laws of the State of Israel, and our principal offices and research and development facilities are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our operations.

     Over the past several decades, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since late 2000, there has been a high level of violence between Israel and the Palestinians which has strained Israel's relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world. The election in 2006 of representatives of the Hamas movement to a majority of the seats in the Palestinian Legislative Council and its subsequent seizure of control of the Gaza strip have created additional unrest and uncertainty in the region. Further, since mid- 2007, Hamas and other Palestinian movements have been launching, from time to time, missile strikes from the Gaza strip into southern Israel. Any armed conflicts or political instability in the region, including acts of terrorism or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results.

SOME OF OUR DIRECTORS AND OFFICERS AS WELL AS MANY OF OUR ISRAELI EMPLOYEES ARE OBLIGATED TO PERFORM ANNUAL MILITARY RESERVE DUTY IN ISRAEL. WE CANNOT ASSESS THE POTENTIAL IMPACT OF THESE OBLIGATIONS ON OUR BUSINESS.

     Some of our directors, officers and employees are currently obligated to perform annual reserve duty and are subject to being called to active duty at any time under emergency circumstances and could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of time of one or more of our officers or key employees, or a significant number of other employees because of military service. The full impact on our workforce or business if some of our officers and employees are called upon to perform military service, especially in times of national emergency, is difficult to predict. Any disruption in our operations as the result of military service by directors, officers or employees could harm our business.

PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR COMPLICATE MERGER OR ACQUISITION ACTIVITY, WHICH COULD DEPRESS THE MARKET PRICE OF OUR SHARES.

     Provisions of Israeli corporate, securities and tax law may have the effect of delaying, preventing or making an acquisition of our company more difficult. For example, under the Companies Law, upon the request of a creditor of either party to a proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. This and other provisions of Israeli law could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us, since third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

BECAUSE SUBSTANTIALLY ALL OF OUR REVENUES ARE GENERATED IN U.S. DOLLARS WHILE A SIGNIFICANT PORTION OF OUR EXPENSES ARE INCURRED IN NIS OUR RESULTS OF OPERATIONS MAY BE SERIOUSLY HARMED IF THE RATE OF INFLATION IN ISRAEL EXCEEDS THE RATE OF DEVALUATION OF THE NIS AGAINST THE U.S. DOLLAR OR IF THE NIS IS APPRECIATED AGAINST THE U.S. DOLLAR.

     We generate substantially all of our revenues in dollars, but we incur a significant portion of our expenses, principally salaries, related personnel expenses and occupancy expenses in NIS. As a result, we are exposed to the risk that our dollar costs in Israel will increase if the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of this devaluation lags behind inflation in Israel or that the NIS is appreciated against the dollar. Historically, over time, the NIS has been devalued against the dollar, generally reflecting inflation rate differentials. However, in 2007, the dollar depreciated against the NIS by nearly 9.0%, while inflation increased by approximately 3.4%. As a result, our expenses increased significantly in US dollar terms. Likewise, our operations could be adversely affected if we are unable to protect ourselves against currency fluctuations in the future.

     In 2007, we entered into certain currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS and we may enter into additionl currency hedging transactions in the future. These measures, however, may not adequately protect us from serious harm due to the impact of inflation in Israel.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL.

     We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries and our directors and officers, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of them may not be collectible within the United States.

     We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran, Meiri & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

     Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. final judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

     o    the judgment is enforceable in the state in which it was given;

     o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

     o the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

     o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the U.S. court.

WE DERIVE CERTAIN TAX BENEFITS UNDER ISRAELI LAW FROM OUR STATUS AS AN "APPROVED ENTERPRISE", IN ADDITION TO OTHER TAX AND PROGRAM BENEFITS UNDER ISRAELI LAW. SUCH BENEFITS MAY REQUIRE US TO SATISFY CERTAIN CONDITIONS, OR MAY BE REDUCED OR ELIMINATED IN THE FUTURE. OUR POTENTIAL TAX LIABILITY COULD INCREASE IF WE FAIL TO MEET SUCH CONDITIONS, OR IF SUCH PROGRAMS ARE REDUCED OR ELIMINATED.

     Several of our capital investments have been granted "approved enterprise" status under the Israeli Law for the Encouragement of Capital Investments, 1959, or the Investments Law. An approved enterprise is eligible for tax benefits on taxable income derived from its approved enterprise programs. The benefits available to an approved enterprise are dependent upon the fulfillment of conditions stipulated in applicable law and the certificate of approval. If we fail to comply with these conditions, in whole or in part, with respect to any approved enterprise program we establish, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and we would likely be denied these benefits in the future. This could harm our business and our profitability. In addition, the Israeli government may reduce or eliminate in the future tax benefits available to approved enterprise programs. Our approved enterprise program and the tax benefits thereunder may not continue in the future at their current levels or at any level. The termination or reduction of these tax benefits would likely increase our taxes.

SINCE WE RECEIVE GOVERNMENT GRANTS FOR RESEARCH AND DEVELOPMENT EXPENDITURES, WE ARE SUBJECT TO ONGOING RESTRICTIONS AND CONDITIONS, INCLUDING RESTRICTIONS ON OUR ABILITY TO MANUFACTURE PRODUCTS AND TRANSFER TECHNOLOGIES OUTSIDE OF ISRAEL. SUCH GRANTS MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS.

     We have received royalty-bearing grants from the Government of Israel through the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor for the financing of a significant portion of our research and development expenditures in Israel and we intend to apply for additional grants in the future. To maintain our eligibility for these grants we must continue to meet several conditions under the grant programs, including paying royalties with respect to the grants received. If we fail to comply with any of the conditions imposed by the Chief Scientist, we may be required to refund any payments previously received, together with interest and penalties.

     In addition, the terms of the Chief Scientist grants limit our ability to manufacture products or transfer technologies, outside of Israel, if such products or technologies were developed using know-how developed with or based upon Chief Scientist grants. Any non-Israeli who becomes a holder of 5% or more of our share capital is generally required to notify the Chief Scientist and to undertake to observe the law governing the grant programs of the Chief Scientist, the principal restrictions of which are the transferability limits described above in this paragraph.

     These programs may not continue in the future at their current levels or at any level. From time to time, we may submit requests for new grants from the Chief Scientist. These requests might not be approved, particularly in light of the reduction in government spending in Israel. The termination or reduction of these grants could materialy harm our financial condition and results of operations.

                       RATIO OF EARNINGS TO FIXED CHARGES

The Company has no debt. Therefore, the ratio of earnings to fixed charges is not being presented.

                         PRICE RANGE OF ORDINARY SHARES

NASDAQ GLOBAL MARKET

     Our ordinary shares have been quoted on The Nasdaq Global Market under the symbol "MTLK" since our initial public offering in December 2, 1999. Prior to that time, there was no public market for our ordinary shares in the United States. The following table sets forth, for the periods indicated, the high and low last reported closing prices for our ordinary shares.

FIVE MOST RECENT YEARS                                   HIGH        LOW
----------------------                                 --------    --------

2003                                                   $   8.32    $   2.74
2004                                                   $   9.05    $   4.20
2005                                                   $   5.72    $   3.85
2006                                                   $   6.49    $   4.36
2007                                                   $   8.79    $   4.43

EIGHT MOST RECENT QUARTERS AND SUBSEQUENT PERIOD
------------------------------------------------

Second Quarter 2006                                    $   6.49    $   5.00
Third Quarter 2006                                     $   5.99    $   5.13
Fourth Quarter 2006                                    $   6.23    $   5.10
First Quarter 2007                                     $   6.76    $   5.70
Second Quarter 2007                                    $   6.67    $   5.29
Third Quarter 2007                                     $   8.79    $   5.79
Fourth Quarter 2007                                    $   6.79    $   4.43
First Quarter 2008                                     $   4.75    $   1.85
Second Quarter 2008                                    $   2.15    $   1.03

MOST RECENT SIX MONTHS
----------------------

December 2007                                          $   5.81    $   4.43
January 2008                                           $   4.75    $   3.20
February 2008                                          $   3.80    $   2.72
March 2008                                             $   3.03    $   1.85
April 2008                                             $   1.90    $   1.71
May 2008                                               $   2.15    $   1.69
June 2008                                              $   1.80    $   1.03

     On July 2, 2008, the last reported sale price of our ordinary shares was $0.86 per ordinary share.

TEL AVIV STOCK EXCHANGE

     Our ordinary shares have been listed on the Tel-Aviv Stock Exchange, or TASE, since December 3, 2000. The table below sets forth the high and low last reported prices of our ordinary shares (in NIS and dollars) on the TASE. The translation into dollars is based on the daily representative rate of exchange published by the Bank of Israel.

                                                                HIGH                    LOW
                                                           ---------------        ---------------
FIVE MOST RECENT YEARS                                      $         NIS          $         NIS
----------------------                                     ----      -----        ----      -----
2003                                                       8.48      38.39        2.55      12.11
2004                                                       9.37      41.03        4.09      18.24
2005                                                       5.81      25.31        3.93      17.71
2006                                                       6.42      28.48        4.40      20.77
2007                                                       8.50      36.06        4.41      17.29

EIGHT MOST RECENT QUARTERS AND SUBSEQUENT PERIOD
------------------------------------------------

Second Quarter 2006                                        6.42      28.48        4.96      22.53
Third Quarter 2006                                         6.03      26.47        5.13      22.12
Fourth Quarter 2006                                        6.26      26.30        5.22      22.25
First Quarter 2007                                         6.78      28.41        5.62      23.75
Second Quarter 2007                                        7.08      29.29        5.38      22.30
Third Quarter 2007                                         8.50      36.06        5.44      23.11
Fourth Quarter 2007                                        6.96      27.29        4.41      17.29
First Quarter 2008                                         4.80      18.47        1.81       6.42
Second Quarter 2008                                        2.11       7.09        1.01       3.39

MOST RECENT SIX MONTHS
----------------------

December 2007                                              5.38      20.87        4.41      17.29
January 2008                                               4.80      18.47        3.18      11.72
February 2008                                              3.99      14.34        2.74       9.91
March 2008                                                 2.91      10.58        1.81       6.42
April 2008                                                 1.98       7.04        1.72       5.91
May 2008                                                   2.11       7.09        1.71       5.86
June 2008                                                  1.77       5.72        1.01       3.39

     On July 2, 2008, the last reported price of our ordinary shares on the TASE was NIS 3.20 (or $0.97, based on the representative rate of exchange published by the Bank of Israel on July 2, 2008) per share.

                         CAPITALIZATION AND INDEBTEDNESS

     The following table sets forth our capitalization as of December 31, 2007. You should read this table together with the audited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

                                         AS OF
                                    DECEMBER 31, 2007
                                         ------
                                    U.S. DOLLARS IN
                                       THOUSANDS
                                         ------

Short-term indebtedness                      --

Long-term indebtedness                       --

Total shareholders' equity               28,331

Total capitalization                     28,331
                                         ------

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain all future earnings for use in the development of our business.

                                 USE OF PROCEEDS

     Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities in connection with our strategic plan, including marketing expenses, research and development expenses, general and administrative expenses and for working capital and other general corporate purposes, including investments and acquisitions. We may invest funds that we do not immediately require in marketable securities. We will not receive any proceeds from the sale of ordinary shares by any selling shareholders.

                         DESCRIPTION OF ORDINARY SHARES

DESCRIPTION OF ORDINARY SHARES

     Our registered share capital consists of a single class of 50,000,000 ordinary shares, par value NIS 0.10 per share.

     All issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares confer upon our shareholders the right to receive notices of, and to attend, shareholder meetings, the right to one vote per ordinary share at all shareholders' meetings for all purposes, and to share equally, on a per share basis, in such dividends as may be declared by our board of directors; and upon liquidation or dissolution, the right to participate in the distribution of any surplus assets of the Company legally available for distribution to shareholders after payment of all debts and other liabilities of the Company. All ordinary shares rank pari passu in all respects with each other. Our board of directors may, from time to time, make such calls as it may think fit upon a shareholder in respect of any sum unpaid in respect of shares held by such shareholder which is not payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments).

     As of December 31, 2007, we had outstanding 23,478,732 ordinary shares, and employee stock options to purchase an aggregate of 4,325,398 ordinary shares at a weighted average exercise price of $6.41, with the latest expiration date of these options being May 24, 2025 (of which options to purchase an aggregate of 2,344,223 ordinary shares were exercisable as of December 31, 2007). As of July 1, 2008, we had outstanding 23,490,732 ordinary shares. Our shareholders do not have preemptive rights.

     From January 1, 2007 through July 1, 2008, we issued a total of 3,735,406 ordinary shares, of which (1) 3,200,000 shares were issued in connection with a private placement that closed on August 8, 2007, in consideration for an aggregate of $19.2 million, or $6.00 per share, and (2) 535,406 shares were issued upon the exercise of options granted under our share option plans. From time to time during the three years preceding the date of this prospectus, we have issued ordinary shares as a result of exercises of options granted under our share option plans.

     The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

DUTIES OF SHAREHOLDERS

     Under the Israeli Companies Law, 5759-1999, or the Companies Law, a shareholder has a duty to act in good faith towards the Company and other shareholders and to refrain from abusing his or her power in the company including, among other things, voting in a general meeting of shareholders on the following matters:

     o    any amendment to the articles of association;

     o    an increase of the company's authorized share capital;

     o    a merger; or

     o approval of interested party transactions which require shareholder approval.

     In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company's articles of association, has the power to appoint or prevent the appointment of an office holder in the company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty but provides that a breach of his duty is tantamount to a breach of fiduciary duty of an officer of the Company.

MEETINGS OF SHAREHOLDERS

     An annual general meeting of our shareholders shall be held once in every calendar year at such time and at such place either within or without the State of Israel as may be determined by our board of directors.

     Our board of directors may, whenever it thinks fit, convene a special general meeting at such time and place, within or without the State of Israel, as may be determined by the board of directors. Special general meetings may also be convened upon requisition in accordance with the Companies Law.

RIGHT OF NON-ISRAELI STOCKHOLDERS TO VOTE

     Our ordinary shares may be freely held and traded pursuant to the General Permit and the Currency Control Law. The ownership or voting of ordinary shares by non-residents of Israel, except with respect to citizens of countries that are in a state of war with Israel, are not restricted in any way by our memorandum of association or articles of association or by the laws of the State of Israel.

MERGERS AND ACQUISITIONS

     There are no specific provisions of our Memorandum or Articles of Association that would have an effect of delaying, deferring or preventing a change in control of us or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, certain provisions of the Companies Law may have such effect.

     A merger of the Company shall require the approval of the holders of a majority of the voting power represented at the annual or special general meeting in person or by proxy or by written ballot, as shall be permitted, and voting thereon in accordance with the provisions of the Companies Law. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

     The Companies Law also provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if the acquisition
(i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company. The tender offer must be extended to all shareholders, but the offerer is not required to purchase more than 5% of the company's outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if (i) at least 5% of the company's outstanding shares will be acquired by the offerer and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

     If as a result of an acquisition of shares the acquirer will hold more than 90% of a company's outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If as a result of a full tender offer the acquirer would own more than 95% of the outstanding shares, then all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If as a result of a full tender offer the acquirer would own 95% or less of the outstanding shares, then the acquirer may not acquire shares that will cause his shareholding to exceed 90% of the outstanding shares.

                         DESCRIPTION OF DEBT SECURITIES

     As used in this "DESCRIPTION OF DEBT SECURITIES," the "Company," "we," "us" and "our" refer to Metalink Ltd. and do not include our subsidiaries.

     We may offer and issue from time to time debt securities, including convertible debt securities, senior debt securities and subordinated debt securities. Debt securities may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of debt securities will be issued under a separate loan agreement to be entered into between us and a debt securities agent or under an indenture to be entered into between us and a trustee. The terms of any debt securities to be issued and a description of the material provisions of the applicable loan agreement or indenture will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any debt securities in respect of which this prospectus is being delivered:

     o    the title of the debt securities;

     o the dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

     o the interest rate or rates, if any, which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments, including any right to delay the interest payments for the debt securities;

     o other information about interest, conversions, maturity, redemption, amortization, sinking funds or retirement of the debt securities;

     o the kind and priority of any lien securing the debt securities, as well as identification of the principal properties subject to each lien;

     o subordination of the rights of holders of the debt securities to other security holders or creditors, if applicable. If the securities will be subordinated, we will provide the aggregate amount of outstanding indebtedness as of the most recent practicable date that is senior to the subordinated debt and describe any limitations on the issuance of additional senior indebtedness;

     o provisions restricting the declaration of dividends or requiring the creation or maintenance of any reserves or of any ratio of assets or requiring the maintenance or properties;

     o provisions permitting or restricting the issuance of additional securities, the withdrawal of cash deposited against the issuance of additional securities, the incurring of additional debt, the release or substitution of assets securing the issue, the modification of the terms of the debt securities and similar provisions;

     o the general type of event that constitutes a default and whether or not we are required to provide periodic evidence of the absence of a default or of compliance with the terms of the indenture;

     o modification of the terms of the debt security or the rights of holders of debt securities;

     o if the rights evidenced by the debt securities are or may be materially limited or qualified by the rights of any other authorized class of securities, we will provide information about the other class of securities;

     o The tax effects of any "original issue discount" as that term is defined in Section 1232 of the Internal Revenue Code (26 U.S.C. 1232), including cases where the debt security is being sold in a package with another security and the allocation of the offering price between the two securities may have the effect of offering the debt security at an original issue discount;

     o the name and address of the trustee, if any, and the nature of any material relationship between the trustee and us or any of our affiliates, the percentage of the class of securities that is needed to require the trustee to take action, and what indemnification the trustee may require before proceeding to enforce the lien;

     o    the names and addresses of the paying agents, if any;

     o the currency or currencies in which the debt is payable. If the debt may be paid in two or more currencies, we will state who has the option to determine the currency conversion and what the basis will be for that determination;

     o any law or decree determining the extent to which the securities may be serviced;

     o the consequences of any failure to pay principal, interest, or any sinking or amortization installment;

     o if the securities are guaranteed, we will provide the name of the guarantor and describe the contract of guarantee; and

     o any other terms of such debt securities, including terms, procedures and limitations relating to the exchange and repayment of such debt securities.

     If we will issue senior debt securities or subordinated debt securities under an indenture, which we refer to as the indenture, to be entered into between us and a trustee, which we refer to as the trustee, the form of the indenture will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is part. If we issue debt securities under such indenture, the indenture will be subject to, and will be governed by, the Trust Indenture Act of 1939, as amended. You should refer to the Trust Indenture Act for provisions that may apply to debt securities issued under an indenture.

                        DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Our obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts may be issued under either a senior indenture or a subordinated indenture.

                              DESCRIPTION OF UNITS

     We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

     Any applicable prospectus supplement will describe:

     o the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

     o any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

     o any material provisions of the governing unit agreement that differ from those described above.

                             DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt or equity securities or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     o    the title of such warrants;

     o    the aggregate number of such warrants;

     o    the price or prices at which such warrants will be issued;

     o the currency or currencies, in which the price of such warrants will be payable;

     o    the securities purchasable upon exercise of such warrants;

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     o if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     o    information with respect to book-entry procedures, if any;

     o    any material Israeli and U.S. federal income tax consequences;

     o    the antidilution provisions of the warrants; and

     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                          DESCRIPTION OF CAPITAL NOTES

     We may from time to time offer and sell under this prospectus capital notes, which we sometimes refer to as equity equivalent capital notes. When we offer to sell a particular series of capital notes, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of capital notes.

     The capital notes are instruments of equity and not debt. Unless otherwise specified in a prospectus supplement, (i) the face amounts of the capital notes will not bear interest nor will they be linked to any index, (ii) the face amounts of the capital notes will only payable by us out of distributions made upon the winding-up, liquidation or dissolution of our company on a pari passu and pro rata basis with the holders of our ordinary shares and (iii) we will have no right to prepay or redeem the equity equivalent capital notes. In addition, the holder may at any time, convert the face amount of the equity equivalent capital notes, in whole or in part, without payment of any additional consideration, into ordinary shares at a conversion price agreed with the holder. The equity equivalent capital notes have no maturity date and the right to convert into shares does not expire.

     The terms of any particular series of equity equivalent capital notes will be set forth in the purchase agreement with the purchasers and the governing capital note certificate, each of which will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The foregoing summary of the equity equivalent capital notes is not complete. We encourage you to read the purchase agreement and capital note certificate, because they, and not this summary, will govern your rights as a holder of equity equivalent capital notes.

                                    TAXATION

     The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

                              SELLING SHAREHOLDERS

     This prospectus covers the offering for resale our ordinary shares that may be offered and sold from time to time by certain selling shareholders, which acquire their shares in one or more private offering.

     Selling shareholders will be identified in a prospectus supplement. The applicable prospectus supplement will set forth, with respect to each selling shareholder:

     o    the name of the selling shareholder;

     o the nature of the position, office or other material relationship which the selling shareholder will have had within the prior three years with us or any of our affiliates;

     o the number of our ordinary shares owned by the selling shareholder prior to the offering;

     o the number of of our ordinary shares to be offered for the selling shareholder's account; and

     o the amount and (if one percent or more) the percentage of our ordinary shares that will be owned by the selling shareholder after the completion of the offering.

                              PLAN OF DISTRIBUTION

     We may sell the ordinary shares, debt securities, purchase contracts, units, warrants or capital notes, which are referred to collectively as "our securities," in any one or more of the following ways from time to time:

          o    to or through underwriters;

          o    to or through dealers;

          o    through agents; or

          o    directly to purchasers, including our affiliates.

     The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

          o the name or names and addresses of any underwriters, dealers or agents;

          o the purchase price of the securities and the proceeds to us from the sale;

          o any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

          o    any delayed delivery arrangements.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

     Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

     We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

     If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

     Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

     Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

     We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

     Underwriters, dealers, agents and remarketing firms as well as selling shareholders may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

     If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

     One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Metalink or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Metalink or any of its subsidiaries and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Metalink or any of its subsidiaries to indemnification by Metalink or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Metalink or any of its subsidiaries in the ordinary course of business.

     Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

     In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

                                     EXPERTS

     Our consolidated financial statements as at December 31, 2006 and December 31, 2007 and for each of the years ended December 31, 2007, 2006 and 2005 appearing in our Annual Report on Form 20-F filed with the SEC on June 30, 2008 and incorporated by reference herein have been audited by Brightman Almgor & Co., a member of Deloitte Touche Tohmatsu, independent registered public accounting firm, as indicated in their report with respect thereto, which is incorporated by reference herein. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                                  LEGAL MATTERS

     Certain legal matters with respect to Israeli law with respect to the validity of the offered securities will be passed upon for the us by Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Tel-Aviv, Israel. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC's regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system and file electronically with the SEC.

     Our ordinary shares are quoted on the Nasdaq Global Market under the symbol "MTLK." You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Information about us is also available on our website at http://www.mtlk.com. SUCH INFORMATION ON OUR WEBSITE IS NOT PART OF THIS PROSPECTUS.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     The following documents filed with the SEC are incorporated in this prospectus by reference:

     o Our Annual Report on Form 20-F for the year ended December 31, 2007 (File No. 0-30394), filed June 30, 2008;

     o Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

     o Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

     o The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on November 29, 1999, including any other amendment or report filed for the purpose of updating such description.

     We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

     We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

                                  Metalink Ltd.
                    Yakum Business Park, Yakum 60972, Israel
                             Tel. (972)(9) 960-5555
                            Attn.: Yaron Malka, Adv.

     You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

                        ENFORCEMENT OF CIVIL LIABILITIES

     Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

     We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

     o    the judgment is enforceable in the state in which it was given;

     o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

     o the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

     o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

     We have irrevocably appointed Metalink Inc. as our agent to receive service of process in any action against us in any U.S. jurisdiction arising out of this offering or any purchase or sale of securities in connection with this offering.

     If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                                    EXPENSES

     The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee          U.S.$     982.50
Legal fees and expenses                                      U.S.$  25,000.00
Accounting fees and expenses                                 U.S.$   5,000.00
Printing expenses                                            U.S.$   3,000.00
Miscellaneous expenses                                       U.S.$   1,000.00
                                                             ----------------

Total                                                        U.S.$  34,982.50
                                                             ================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

EXCULPATION OF OFFICE HOLDERS

     Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with distributions), provided that the articles of association of the company allow it to do so. Our articles of association allow us to exempt our office holders to the fullest extent permitted by law.

OFFICE HOLDER INSURANCE

     Our articles of association provide that, subject to the provisions of the Israeli Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to an act performed in the capacity of an office holder for:

     o    a breach of his duty of care to us or to another person;

     o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

     o    a financial liability imposed upon him in favor of another person.

INDEMNIFICATION OF OFFICE HOLDERS

     Subject to certain qualifications, the Israeli Companies Law also permits us to indemnify an office holder for acts or omissions committed in his or her capacity as an office holder of the company for:

     o a financial liability imposed on him in favor of another person by any judgement, including a settlement or an arbitrator's award approved by a court. Such indemnification may be approved (i) after the liability has been incurred, or (ii) in advance, provided that our undertaking to indemnify is limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or criterion that our board of directors determines to be reasonable under the circumstances;

     o reasonable litigation expenses, including attorneys' fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (i) concluded without the imposition of any financial liability in lieu of criminal proceedings, or (ii) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him or her by a court, resulting from the following: proceedings we institute against him or her or instituted on our behalf or by another person; a criminal indictment from which he or she was acquitted; or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent.

LIMITATIONS ON INSURANCE AND INDEMNIFICATION

     The Israeli Companies Law provides that a company may not exculpate or indemnify an office holder nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

     o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, unless the breach was done negligently;

     o any act or omission done with the intent to derive an illegal personal benefit; or

     o    any fine levied against the office holder.

     Under the Israeli Companies Law, an undertaking to indemnify or indemnification of, exculpation of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, also by our shareholders.

     We have obtained director's and officer's liability insurance with an aggregate coverage limit of $5 million. In addition we entered into indemnification and exculpation agreements with our directors and executive officers in accordance with our articles of association.

ITEM 9. EXHIBITS

NUMBER                              DESCRIPTION
------                              -----------

1         Form of Underwriting Agreement.*

3.1 Memorandum of Association, as amended (English translation accompanied by Hebrew original), filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8, filed with the SEC on March 12, 2008, and incorporated herein by reference.

3.2 Articles of Association of the Registrant, as amended and restated, filed as Exhibit 4.3 to the Registrant's Registration Statement on Form S-8, filed with the SEC on April 17, 2001, and as Exhibit 4.2 to the Registrant's Registration Statement on Form S-8, filed with the SEC on March 12, 2008, and incorporated herein by reference.

4.1 Form of Ordinary Share Certificate Filed as Exhibit 4 to the Registrant's Registration Statement on Form F-1, filed with the SEC on November 10, 1999, and incorporated herein by reference.

4.2       Form of Indenture relating to the debt securities.*

4.3 Form of Purchase Contract Agreement (including form of Purchase Contract Certificate).*

4.4       Form of Unit Agreement (including form of Unit Certificate).*

4.5       Form of Warrant Agreement (including form of Warrant Certificate).*

4.6       Form of Capital Note Agreement (including form of Capital Note
          Certificate).*

5.1 Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Israeli counsel to the Registrant.

23.1      Consent of Brightman Almgor & Co., a member of Deloitte Touche
          Tohmatsu.

23.2 Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in 5.1 above).

24        Powers of attorney (included in the signature pages herein).

----------

* If applicable, to be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.

ITEM 10. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, PROVIDED, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

               (i) If the Registrant is relying on Rule 430B:

                    (A) Each prospectus filed by the registrant pursuant to Rule
               424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (B) Each prospectus required to be filed pursuant to Rule
               424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

               (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, METALINK LTD. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF YAKUM, ISRAEL ON JULY 3, 2008.


                                                METALINK LTD.

                                                By: /s/ Yuval Ruhama
                                                --------------------
                                                Yuval Ruhama
                                                Chief Financial Officer

                                POWER OF ATTORNEY

     Know all persons by these presents that each of the undersigned constitutes and appoints Yuval Ruhama and Tzvi Shukman, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


      NAME                        TITLE(S)                           DATE
      ----                        --------                           ----


/s/ Tzvi Shukman       Chief Executive Officer and Director       July 3, 2008
-----------------
Tzvi Shukman

/s/ Yuval Ruhama       Chief Financial Officer                    July 3, 2008
-----------------
Yuval Ruhama

/s/ Uzi Rozenberg      Chairman of the Board of Directors         July 3, 2008
-----------------
Uzi Rozenberg

/s/ Efi Shenhar        Director                                   July 3, 2008
-----------------
Efi Shenhar

/s/ Naama Zeldis       Director                                   July 3, 2008
-----------------
Naama Zeldis

      NAME                        TITLE(S)                        DATE
      ----                        --------                        ----

/s/ Joe Markee         Director                                   July 3, 2008
-----------------
Joe Markee

/s/ Meir Bar-El        Director                                   July 3, 2008
-----------------
Meir Bar-El

Authorized Representative in the United States:
METALINK INC.

By: /s/ Tzvi Shukman                                              July 3, 2008
--------------------
Tzvi Shukman
Director

                                  EXHIBIT INDEX

NUMBER                              DESCRIPTION
------                              -----------

1         Form of Underwriting Agreement.*

3.1 Memorandum of Association, as amended (English translation accompanied by Hebrew original), filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8, filed with the SEC on March 12, 2008, and incorporated herein by reference.

3.2 Articles of Association of the Registrant, as amended and restated, filed as Exhibit 4.3 to the Registrant's Registration Statement on Form S-8, filed with the SEC on April 17, 2001, and as Exhibit 4.2 to the Registrant's Registration Statement on Form S-8, filed with the SEC on March 12, 2008, and incorporated herein by reference.

4.1 Form of Ordinary Share Certificate Filed as Exhibit 4 to the Registrant's Registration Statement on Form F-1, filed with the SEC on November 10, 1999, and incorporated herein by reference.

4.2       Form of Indenture relating to the debt securities.*

4.3 Form of Purchase Contract Agreement (including form of Purchase Contract Certificate).*

4.4       Form of Unit Agreement (including form of Unit Certificate).*

4.5       Form of Warrant Agreement (including form of Warrant Certificate).*

4.6       Form of Capital Note Agreement (including form of Capital Note
          Certificate).*

5.1 Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Israeli counsel to the Registrant.

23.1      Consent of Brightman Almgor & Co., a member of Deloitte Touche
          Tohmatsu.

23.2 Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in 5.1 above).

24        Powers of attorney (included in the signature pages herein).

----------

* If applicable, to be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.